Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 27, 2018 relating to the consolidated financial statements of the Cronos Group Inc. as at December 31, 2017 and 2016 and for each of the years then ended.

/s/ MNP LLP

Mississauga, Ontario, Canada

Chartered Professional Accountants

Licensed Public Accountants

July 11, 2018